Exhibit 99
To our shareholders,
First Interstate BancSystem is pleased to announce second quarter 2008 net income to common shareholders of $17,773,000, or $2.22 per diluted share, as compared to $17,625,000, or $2.11 per diluted share, for second quarter 2007. 2008 second quarter earnings are the highest second quarter earnings reported in our history. Return on average common equity was 15.66% in second quarter 2008 compared to 16.76% in second quarter 2007, and return on aver- age assets was 1.19% versus 1.43%.
Our financial performance for 2008 includes the results of the First Western Banks acquired January 10, 2008. As of the date of acquisition, the First Western Banks had assets of $918,000,000, loans of $725,000,000 and deposits of $812,000,000. Integration of the ac- quired banks into our existing operations is proceeding as scheduled.
Quarterly Results
Second quarter 2008 net interest income increased 19% to $58,371,000, as compared to the same period in 2007. Our net interest margin ratio decreased 18 basis points to 4.27% in second quarter 2008, as compared to second quarter 2007. This decrease is due, in part, to the deployment of available funding into non-earning assets including premises, equipment, goodwill and core deposit intangible assets recorded as part of the First Western acquisition. In addition, interest free funding sources, including noninterest bearing deposits and equity, comprised a smaller percentage of our funding base during second quarter 2008, as compared to second quarter 2007, further compressing our net interest margin ratio.
During second quarter 2008, we experienced deterioration in credit quality, particularly in real estate development loans, resulting in higher levels of nonperforming and internally risk classified loans. Based on our assessment of risk inherent in our loan portfolio, we recorded provisions for loan losses of $5,321,000 during second quarter 2008, an increase of $3,446,000 compared to second quarter 2007.
Noninterest income of $25,225,000 for second quarter 2008 was $3,061,000, or 14%, higher than second quarter 2007. Approximately 61% of the increase was directly attributable to the acquired banks. The remaining improvement was primarily the result of increases of $440,000 in debit and credit card transaction fees due to higher transactions volumes, $330,000 in income from the origination and sale of residential real estate mortgage loans, $263,000 in wealth management revenues and $254,000 in insurance commissions.
Noninterest expense of $49,661,000 was $7,217,000, or 17%, higher than second quarter 2007. Approximately 87% of the increase was directly attributable to the acquired banks. The remaining increase was primarily due to inflationary wage increases and increases in group medical insurance costs aggregating $2,031,000, increases of $629,000 in equipment depreciation and maintenance expenses and increases of $509,000 in deposit insurance premiums due to expiration of our one-time deposit insurance credit. In addition, we incurred nonrecurring expenses of $450,000 related to employee recruitment and relocation and $237,000 of fraud losses during second quarter 2008. Increases in noninterest expense were substantially offset by a $4,297,000 reversal of impairment on mortgage servicing rights during second quarter 2008, as compared to a $677,000 impairment reversal during second quarter 2007.
On July 8, 2008, we paid dividends of $0.65 per common share.
Year-to-Date Results
Year-to-date net income to common shareholders of $35,080,000, or $4.36 per diluted share, increased $959,000, or 3%, from $34,121,000, or $4.08 per diluted share, during the same period in 2007.
Although year-to-date net interest income of $115,174,000 increased 18%, from the same period in 2007, our net interest margin ratio declined 17 basis points to 4.28% primarily due to the combined effects of deployment of available funding into non-earning assets in conjunction with the First Western acquisition and a decrease in interest free funding sources as a percentage of our funding base.
Financial Highlights
Three Months ended June 30,

(Unaudited)	2008	2007	% Change
(In thousands, except per share data)
OPERATING RESULTS

Net income	$18,626	$17,625	5.7%
Net income to common stockholders	17,773	17,625	0.8%
Diluted earnings per share	2.22	2.11	5.2%
Dividends per share	0.65	0.65	—

PERIOD END BALANCES

Assets	6,363,964	4,934,826	29.0%
Loans	4,570,655	3,494,146	30.8%
Investment securities	1,032,942	971,929	6.3%
Deposits	4,883,489	3,919,388	24.6%
Stockholders’ equity	502,089	426,623	17.7%
Common shares outstanding	7,834	8,156	-3.9%

QUARTERLY AVERAGES

Assets	6,292,396	4,949,635	27.1%
Loans	4,458,678	3,418,976	30.4%
Investment securities	1,108,133	941,462	17.7%
Deposits	4,833,976	3,892,169	24.2%
Stockholders’ equity	506,319	421,860	20.0%
Common shares outstanding	7,846	8,174	-4.0%
Year-to-date provisions for loan losses increased $3,934,000 to $7,684,000 during 2008, as compared to the same period in 2007, primarily due to increases in levels of nonperforming and internally risk rated loans during second quarter 2008.
Exclusive of the results of the acquired banks, noninterest income increased $4,216,000, or 10%, and noninterest expense increased $5,254,000, or 6%, during the first half of 2008, as compared to the same period in 2007. Our 2008 performance was positively impacted by a one-time gain on the mandatory redemption of Visa stock of $1,620,000 and a one-time gain of $1,083,000 from the release of escrowed funds related to the December 2006 sale of our interest in iPay Technologies, LLC. These gains were offset by inflationary increases in salaries and benefits expenses, increases in deposit insurance premiums, higher equipment depreciation and maintenance costs and employee recruitment and relocation expenses.
We thank our dedicated team of employees, officers and directors for our continuing success. Due to their commitment to sound banking practices, we did not engage in subprime lending practices and are not experiencing the financial instability that is challenging other financial institutions around the country. Our market areas have not been as severely impacted by the mortgage crisis as many areas of the country. We are fortunate to have the sound economies of Mon-tana, Wyoming and South Dakota to further contribute to our success.

Lyle R. Knight	Terrill R. Moore
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer

Condensed Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2008	2007	2008		2007
(In thousands, except per share data)
Total interest income	$88,068	$80,834	$179,177		$159,470
Total interest expense	29,697	31,656	64,003		62,148

Net interest income	58,371	49,178	115,174		97,322
Provision for loan losses	5,321	1,875	7,684		3,750

Net interest income after provision for loan losses	53,050	47,303	107,490		93,572
Noninterest income	25,225	22,164	51,594		44,003
Noninterest expense	49,661	42,444	102,816		85,356

Income before taxes	28,614	27,023	56,268		52,219
Income taxes	9,988	9,398	19,566		18,098

Net income	18,626	17,625	36,702		34,121
Less: preferred stock dividends	853	—	1,622		—

Net income to common stockholders	$17,773	17,625	$35,080		34,121

DATA PER COMMON SHARE:

Diluted EPS	$2.22	$2.11	$4.36		$4.08
Dividends	0.65	0.65	1.30		1.67
Book value to common shareholders			57.71		52.31
Tangible book value to common shareholders			28.96		45.02
Appraised value			84 75	*	89 00	**

*	Based on the latest independent appraised minority share valuation as of March 31, 2008, effective for transactions on or after May 15, 2008.

**	Based on the independent appraised minority share valuation as of March 31, 2007, effective for transactions on or after May 10, 2007.
Selected Ratios

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2008	2007	2008	2007
PERFORMANCE
Return on average common equity	15.66%	16.76%	15.74%	16.45%
Return on average assets	1.19%	1.43%	1.19%	1.40%
Net interest margin, FTE	4.27%	4.45%	4.28%	4.45%
Efficiency ratio	59.41%	59.49%	61.65%	60.40%

CREDIT QUALITY (Period End)
Annualized provision for loan losses to average loans			0.36%	0.22%
Annualized net charge offs to average loans			0.09%	0.05%
Allowance for loan losses to total loans			1.59%	1.44%
Allowance for loan losses to non-accruing loans			102.18%	266.35%
Nonperforming assets to total loans & other real estate owned			2.08%	0.88%

CAPITAL ADEQUACY & LIQUIDITY
Leverage capital ratio			6.91%	8.88%
Average loans to average deposits			91.30%	89.00%
Condensed Consolidated Balance Sheets

	June 30,
(Unaudited)	2008	2007
(In thousands)
ASSETS

Cash and due from banks	$213,855	$164,153
Federal funds sold	49,101	11,849
Interest bearing deposits	1,510	10,640
Investment securities	1,032,942	971,929
Loans	4,570,655	3,494,146
Less: allowance for loan losses	72,650	50,308

Net loans	4,498,005	3,443,838

Goodwill	187,297	37,380
Premises & equipment, net	168,511	120,811
Company owned life insurance	68,261	65,811
Accrued interest receivable	42,231	34,646
Mortgage servicing rights	23,626	21,724
Core deposit intangible assets	13,963	257
Other assets	64,662	51,788

Total Assets	$6,363,964	$4,934,826

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$4,883,489	$3,919,388
Federal funds purchased	108,410	2,735
Securities sold under repurchase agreements	472,371	488,483
Accrued interest payable	21,898	19,289
Accounts payable & accrued expenses	32,859	26,501
Other borrowed funds	130,288	4,696
Long - term debt	88,845	5,873
Subordinated debentures	123,715	41,238

Total Liabilities	5,861,875	4,508,203
Stockholders’ equity	502,089	426,623

Total Liabilities and Stockholders’ Equity	$6,363,964	$4,934,826

P.O. Box 30918   ☐   Billings, Montana 59116     ☐   (406) 255-5390
www.firstinterstatebank.com